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                                                                      Exhibit 99

Contacts:

David M. Howard
President and CEO                                             Gene Marbach
Christopher P. Breakiron                                      Vice President
Chief Financial Officer                                       Makovsky & Company
Insurance Management Solutions Group, Inc.                    (212) 508-9600
(877) 711-4674

                 INSURANCE MANAGEMENT SOLUTIONS GROUP ANNOUNCES
                   PENDING DELISTING OF COMMON STOCK BY NASDAQ

         ST. PETERSBURG, Florida, November 29, 2000 - Insurance Management Solutions Group, Inc. (Nasdaq: INMG), a leading provider of business process outsourcing ("BPO") solutions serving insurance companies and financial institutions (the "Company"), today announced that it has received notification from The Nasdaq Stock Market that the Company's common stock will be delisted from trading on the Nasdaq National Market at the opening of business on February 22, 2001. Such notification indicated that this action is being taken by Nasdaq as a result of the failure of the Company's common stock to satisfy the maintenance criteria for continued listing on the Nasdaq National Market. Based upon information presently available to the Company, including the current minimum bid price for the Company's common stock, the Company does not believe it will have grounds to contest such delisting.

         David M. Howard, the Company's President and Chief Executive Officer, commented, "In light of the notification of delisting received from Nasdaq, the Company will explore other opportunities to provide a liquid market for its common stock, including possible trading in the over-the-counter (OTC) market."

         Insurance Management Solutions Group, Inc. (www.outsourceimsg.com), including its subsidiaries, is a provider of business process outsourcing solutions serving insurance companies and financial institutions nationwide. The Company offers a complete menu of policy and claims administration services as well as financial and statistical reporting, flood hazard determinations, training, and marketing support.

         Certain statements contained in this press release, including statements regarding the pending delisting of the Company's common stock from trading on the Nasdaq National Market and the potential for future trading on the OTC market, and the statements contained herein regarding matters that are not historical facts, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, changes in the market price of the Company's common stock, and difficulties in obtaining or retaining market makers for the Company's common stock.